Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and

Stockholders of OYO Geospace Corporation:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-80003 and No. 333-40893) of OYO Geospace Corporation of our report dated December 3, 2004 relating to the financial statements and financial statement schedules, which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated December 3, 2004 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 7, 2004